ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES SENIOR MANAGEMENT CHANGE
- PRESIDENT AND CEO RESIGNS -

Addison, Texas, March 9, 2009; ULURU Inc. (NYSE Alternext: ULU) today announced the resignation of Kerry P. Gray as Chief Executive Officer of the Company effective immediately.  Following his resignation as Chief Executive Officer, Mr. Gray will continue to serve as a Director of the Company.

Renaat Van den Hooff has been appointed by the Board of Directors to assume the position of President and Chief Executive Officer.  Mr. Van den Hooff was previously the Company’s Executive Vice President of Operations.

William W. Crouse, Chairman of the Board of Directors, stated, “We thank Kerry for his significant contributions to the Company and look forward to his continued involvement as a Director of the Company.”

“I believe that Uluru is well positioned to establish a significant global wound care franchise.  The Company has a highly innovative technology from which an exciting range of wound care products are being developed, which will contribute to improving patient outcomes.  I am very pleased with what has been achieved since the launch of the Company in October 2005,” commented Mr. Gray.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Nanoflex™ Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company") and the impact of leadership changes on our operations.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended September 30, 2008, and other reports filed by us with the Securities and Exchange Commission.